Exhibit 10.1
Artes Medical, Inc.
Annual Bonus Incentive Plan
(Approved April 10, 2007)
1. Objective
     The objective of the Annual Bonus Incentive Plan (the “Bonus Plan”) is to focus the efforts of our executives and employees on achieving specific goals and objectives that are critical to the success and long-term value of Artes Medical, Inc. (the “Company”). The Bonus Plan is designed to align each eligible employee’s efforts with specific corporate and individual goals by providing them with an opportunity to earn an annual cash bonus with the actual bonus amount paid determined based on the Company’s success in achieving its corporate goals, the eligible employee’s success in achieving his or her individual goals and the eligible employee’s position within the Company.
2. Effective Date and Expiration Date
     This Bonus Plan is effective for the Company’s fiscal year beginning on January 1, 2007 (the “Effective Date”), and will continue through the Company’s fiscal year ending on December 31, 2010, at which time the Bonus Plan will expire automatically (the “Expiration Date”).
3. Purpose
     The Bonus Plan is a performance-based cash incentive program designed to accomplish the following objectives:
     (a) To link annual corporate and business priorities with individual and group performance goals, reinforcing the concept that compensation is tied to overall corporate results as well as to individual contributions and performance.
     (b) To reinforce a high performance culture which ties compensation awards to measurable accountabilities and goal achievement.
     (c) To recognize and reward outstanding individual performance and to differentiate award levels based on individual contributions.
     (d) To provide a competitive total compensation package that is typical in our industry in order to attract, retain and motivate our talented employees.
4. Bonus Plan Administration
     (a) The Bonus Plan will be administered by the Compensation Committee (the “Compensation Committee”, also referred to herein as the “Administrator”) of the Company’s Board of Directors. The Compensation Committee has the authority to delegate all or part of its authority and powers under the Bonus Plan to the Company’s Chief Executive Officer (“CEO”), other than with respect to the bonus amounts offered or paid to the Company’s executive officers which are to be determined by the Compensation Committee. Pursuant to such authority, the CEO, with assistance from the Human Resources Department and our Executive Chairman of the Board, so long as he or she is an employee of the Company (the “Executive Chairman”), will be responsible for implementing and administering the Bonus Plan.

     (b) For each fiscal year under the Bonus Plan (a “Bonus Plan Year”), the CEO will recommend specific written corporate goals for that Bonus Plan Year (the “Corporate Goals”). The Compensation Committee in its sole discretion may accept or adjust the recommended Corporate Goals provided by the CEO, and will be responsible for approving the final Corporate Goals applicable to a Bonus Plan Year.
     (c) In connection with adopting this Bonus Plan, the CEO recommended and the Compensation Committee approved specific target bonus award amounts (“Target Awards”) for eligible employees, including the Company’s executive officers, for Bonus Plan Year 2007. As provided in Section 6(b) below, the Target Awards are based on an employee’s position with the Company and are calculated as a percentage of an employee’s base salary. The Target Awards approved by the Compensation Committee for Bonus Plan Year 2007 will apply to future Bonus Plan Years, unless the Compensation Committee in its sole discretion revises the Target Awards for a future Bonus Plan Year.
     (d) For each Bonus Plan Year, the CEO, with the assistance of the Human Resources Department and the Executive Chairman, will be responsible for approving departmental goals for the Company’s various departments (the “Departmental Goals”) and the individuals goals applicable to each eligible employee (other than for the CEO and the Executive Chairman as discussed below) (the “Individual Goals”). It is anticipated that Individual Goals for eligible employees will support one or more Departmental Goals. The Individual Goals for the CEO and for the Executive Chairman for each Bonus Plan Year will be the Corporate Goals, and any other objectives set by the Compensation Committee for these individuals.
     (e) After the end of each Bonus Plan Year, the CEO will provide documentation to the Compensation Committee evaluating the Company’s accomplishment of the approved Corporate Goals along with a recommendation regarding the Company’s overall success in achieving the Corporate Goals, expressed as a percentage. The Compensation Committee in its sole discretion may accept or adjust the percentage recommended by the CEO, and will retain responsibility for determining the Company’s success percentage in achieving the Corporate Goals for purposes of the Bonus Plan.
     (f) The CEO, with the assistance of the Human Resources Department and the Executive Chairman, will be responsible for ensuring that an evaluation of the accomplishment of the Departmental Goals and the performance of each employee (other than the CEO and the Executive Chairman who will each be evaluated by the Compensation Committee) related to the accomplishment of his or her Individual Goals, expressed as a percentage, is conducted in accordance with the conditions of this Bonus Plan. The Compensation Committee will also be responsible for determining whether the CEO and the Executive Chairman accomplished the additional objectives, if any, set by the Compensation Committee for these individuals. With respect to the Company’s other executive officers, the Compensation Committee in its sole discretion may accept or adjust the Individual Goals success percentage recommended by the CEO for the Company’s executive officers.
     (g) All determinations and decisions made by the Compensation Committee, the Board of Directors and any delegate of the Compensation Committee pursuant to the provisions of the Bonus Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
5. Eligibility
     Each full-time regular employee of the Company who provides at least three consecutive months of service prior to the end of a Bonus Plan Year (a “Participant”) is eligible to participate in the Bonus Plan. A Participant must also satisfy the following eligibility criteria in a given Bonus Plan Year: (i) the

Participant must be a regular full-time employee of the Company as of both the last day of the Bonus Plan Year (the “Determination Date”) and the date the award payment is made for a Bonus Plan Year and (ii) the Participant must have had an acceptable performance rating on his or her most recent performance review, and not be on a Performance Improvement Bonus Plan as of the Determination Date.
6. Target Awards
     (a) The Company will provide or make a copy of the Bonus Plan available to each Participant. The Company will inform each Participant about his or her Target Award for a Bonus Plan Year and the Corporate Goals and the Individual Goals applicable to the Participant. A Target Award will be prorated for an employee who is hired after the beginning of the Bonus Plan Year, based on the number of months employed during such year. A Target Award for a Participant who changes positions or salary grades in the middle of a Bonus Plan Year will be prorated based on the number of days spent in each position and the applicable Target Awards for the former and current positions.
     (b) The Target Award percentages specified below are meant as guidelines, and will be utilized for the Bonus Plan Year ending on December 31, 2007.

	Title	Guidelines

Level 1	Executive Chairman/Chief Executive Officer	50% of base salary
Level 2	Chief Financial Officer	35% of base salary
Level 3	Vice President Level	30% of base salary
Level 4	Exec. Director Level	25% of base salary
Level 5	Sr. Director Level	15% of base salary
Level 6	Director/Sr Manager/Manager	10% of base salary
Level 7	Individual Contributor	5% of base salary
7. Target Award Payments
     (a) Performance Measures. The actual amount of cash paid to a Participant on his or her Target Award (the “Target Award Payments”) will based upon the following two performance measures: Corporate Goals (50% weighting) and Individual Goals (50% weighting).
     (b) Determination of Achievement of Corporate Goals. The first step in the calculation of the amount of Target Award Payments will be a determination of the level of accomplishment of the Corporate Goals for the applicable Bonus Plan Year. As outlined above, the CEO will provide the Compensation Committee with documentation regarding the Company’s full or partial achievement of each Corporate Goal, along with a recommended percentage reflecting the Company’s overall achievement of the Corporate Goals. The Compensation Committee in its sole discretion may accept or adjust the percentage recommended by the CEO, and will retain responsibility for determining the Company’s percentage success in achieving the Corporate Goals for purposes of the Bonus Plan.
     (c) Determination of Achievement of Individual Goals. The second step in the calculation of the amount of Target Award Payments will be a determination of the level of accomplishment of each Participant’s Individual Goals for the applicable Bonus Plan Year. This will be determined based on the Participant’s annual review as follows: each Participant will provide to his or her respective supervisor a written summary of the Participant’s Individual Goal accomplishments during the applicable Bonus Plan Year, including a proposed overall percentage accomplishment. The Participant’s supervisor will be responsible for evaluating the Participant’s accomplishments of his or her Individual Goals and determining the overall percentage accomplishment by the Participant. The supervisor’s assessment and determination will be reviewed by the Human Resources Department and reviewed by the CEO to ensure that similar performance standards are applied throughout the Company. The CEO in his or her sole discretion may accept or adjust the percentage recommended by the supervisor. Notwithstanding the foregoing, the Compensation Committee shall retain responsibility for evaluating the performance of the CEO and the Executive Chairman related to the accomplishment of their respective Individual Goals. The Compensation Committee will also be responsible for approving the percentage accomplishment of Individual Goals for each of the other executive officers.
     (d) Calculation of a Participant’s Target Award. The final step in the determination of the amount of a Participant’s Target Award Payment will be a calculation of the average of the Corporate Goals percentage accomplishments and the Participant’s Individual Goal percentage accomplishments which will then will be multiplied by the Participant’s Target Award.

Example:	Target Award Calculation

	Position:	Senior Director

	Base Salary:	$100,000

	Target Award Opportunity percentage:	15%

	Target Award Opportunity compensation:	$15,000

	Corporate Goal Percent Accomplished	95%

	Individual Goal Percent Accomplished	85%

	Average Goal Percent Accomplished	90%

	Target Award Payment (90% x $15,000)	$13,500

8. Payment of the Target Awards
     (a) The actual Target Award Payments can range from 0 to 100% of the Target Amounts. However, to reward exceptional performance in certain circumstances, a Participant may receive a Target Award Payment above or below the indicated Target Amount as determined by overall Corporate Goal and Individual Goal percentage achievement.
     (b) Target Award Payments will be made as soon as practicable after the end of a Bonus Plan Year, but in any event not later than March 31st of the next fiscal year. Target Award Payments to the CEO and to the Chief Financial Officer will be made only after the completion and issuance of the Company’s year-end audited financial statements.
     (c) All Target Award Payments shall be paid from the general assets of the Company. Target Award Payments shall be unsecured, unfunded obligations of the Company. To the extent they have any rights under this Bonus Plan, each Participant’s rights shall be those of unsecured creditors of the Company.
9. Bonus Plan Changes; No Entitlement
     The Company reserves the right in its absolute discretion to suspend or terminate the Bonus Plan at any time or to alter the terms and conditions under which Target Award Payments will be paid. Such discretion may be exercised any time before, during, and after a Bonus Plan Year is completed. No

Participant shall have any vested right to receive any Target Award Payment until actual payment of such compensation. Nothing in this Bonus Plan is intended to create an entitlement to any employee for any payment hereunder.
10. General Provisions
     (a) Tax Withholding. The Company shall withhold all applicable taxes for any Target Award Payment, including any federal, state or local income and employment taxes.
     (b) No Effect on Employment. Nothing in the Bonus Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Bonus Plan. A Bonus Plan Participant who voluntarily resigns his or her employment terminates voluntarily prior to the date upon which Target Award Payments are payable under this Bonus Plan will not be eligible to receive a Target Award Payment. If a Participant’s employment is terminated involuntarily by the Company without cause (as determined by the Company) during a Bonus Plan Year, or prior to the date upon which Target Award Payments are payable under this Bonus Plan, it will be at the absolute and sole discretion of the Company whether or not a Target Award Payment will be made under this Bonus Plan.
     (b) Severability. In the event any provision of the Bonus Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Bonus Plan, and the Bonus Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     (c) Nontransferability. No Target Award Opportunity or Payment granted under the Bonus Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to a Target Award Opportunity or Payment granted to a Participant will be available during his or her lifetime only to the Participant.
     (d) Governing Law. The Bonus Plan and all Target Award Opportunities and Payments shall be construed in accordance with and governed by the laws of the State of California, but without regards to its conflict of law provisions.
     (e) Entire Agreement. This Bonus Plan is the entire understanding between the Company and a Participant regarding the subject matter of this Bonus Plan and supersedes all prior bonus or commission incentive bonus plans, or employment contracts, or any written or verbal representations regarding the subject matter of this Bonus Plan. Participation in this Bonus Plan during a Bonus Plan Year will not convey any entitlement to participate in this or future Bonus Plans or to the same or similar bonus benefits. Target Award Payments under this Bonus Plan are an extraordinary item of compensation that are outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, bonuses, long-term service awards, overtime premiums, pension or retirement benefits or other similar payment.